Exhibit 8.2

Susanne Schreiber	Fabian Capt
Rechtsanwältin, dipl. Steuerexpertin, Steuerberaterin	Dipl. Steuerexperte
+41 58 261 52 12	+41 58 261 52 35
susanne.schreiber@baerkarrer.ch	fabian.capt@baerkarrer.ch

Postfach 1548 | CH-8002 Zürich

TE Connectivity Ltd.

Mühlenstrasse 26

8200 Schaffhausen

Switzerland

Zurich, 22 April 2024

438876/SRB/CFA/bk tax/

Legal Opinion on Swiss Tax Considerations

Ladies and Gentlemen:

We act as Swiss counsel to TE Connectivity Ltd. ("TE Switzerland"), the current Swiss holding company of the TE Connectivity Group registered in the commercial register of the Canton of Schaffhausen, Switzerland, under the number CHE-114.934.754, with registered office at Mühlenstrasse 26, 8200 Schaffhausen, Switzerland, in connection with the proposed merger (the "Merger") of TE Switzerland with and into TE Connectivity plc ("TE Ireland"), a public limited company organized under the laws of Ireland and a wholly owned subsidiary of TE Switzerland, as described in TE Ireland's registration statement on Form S-4 ("Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act"), and pursuant to the merger agreement dated March 18, 2024 (the "Merger Agreement"), attached as an exhibit to the Registration Statement. At your request, and in connection with the filing of the Registration Statement we are rendering our opinion concerning certain Swiss tax matters. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

Bär & Karrer	22 April 2024	2

In connection with this opinion, and with the consent of TE Ireland and the consent of TE Switzerland, we are relying upon (without any independent investigation or review thereof other than such investigations and reviews as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, representations, and warranties as to factual matters contained in the following documents:

(a)	The Merger Agreement.

(b)	The Registration Statement.

(c)	Such other instruments and documents relating to the organization and operation of TE Ireland and TE Switzerland, and to the consummation of the Merger, as we have deemed necessary or appropriate for purposes of our opinion.

(d)	Tax ruling obtained form the Swiss Federal Tax Administration on the tax neutrality of the Merger with respect to the Swiss withholding tax and stamp taxes; Tax ruling obtained from the Cantonal Tax Administration of Schaffhausen on the tax neutrality of the Merger with respect to the corporate income tax consequences (the "Rulings").

For purposes of this opinion, we have assumed, with your permission and without independent investigation that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, without the waiver of any conditions to any party's obligation to effect the Merger, (ii) the documents submitted to us as original documents (including signatures) are authentic, (iii) the documents submitted to us as copies conform to the original documents, (iv) there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the covenants set forth in the Merger Agreement will be complied with and (vi) all requirements stipulated in the Rulings are (or will be by the date of the Merger) met and the Merger will be completed in accordance with the Rulings.

We have assumed, with your permission and without independent investigation (other than such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person making a representation has represented that such person or a related party is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement to take action, there is in fact no plan, intention, understanding, or agreement, and such action will not be taken.

Based upon the foregoing, we hereby confirm that the discussion in the proxy statement/prospectus under the heading "Material Tax Considerations – Swiss Tax Considerations", included in the Registration Statement, subject to the assumptions and qualifications set forth therein and herein, constitutes our opinion as to the material Swiss tax consequences of the contribution and the Merger.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today's date. This opinion represents our best legal judgement as to the matters addressed herein but is not binding on the Swiss tax authorities or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities and laws upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is limited to the Swiss tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions. We undertake no responsibility to advise you of any future change in the matters stated or assumed herein or in Swiss tax laws or the application or interpretation thereof.

Bär & Karrer	22 April 2024	3

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the references to this opinion in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours sincerely,

Bär & Karrer AG

/s/ Susanne Schreiber	/s/ Fabian Capt
Susanne Schreiber	Fabian Capt